SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):

                                 August 6, 2002



                           Merry Land Properties, Inc.
             (Exact name of Registrant as specified in its charter)



Georgia                               000-29778               58-2412761
(State or other                      (Commission           (I.R.S. Employer
jurisdiction of incorporation)        File Number)          Identification No.)





                          209 Seventh Street, Suite 300
                             Augusta, Georgia 30901
              (Address of principal executive offices and zip code)



               Registrant's telephone number, including area code:
                                 (706) 722-6756

Item 4.   Changes in Registrant's Certifying Accountant.

     On August 6, 2002, Merry Land Properties, Inc. ("Merry Land") dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent accountant and engaged Deloitte & Touche LLP ("Deloitte & Touche") to serve as its new independent accountant for the fiscal year ending December 31, 2002. The decision to change accountants was recommended by Merry Land's Audit Committee and unanimously approved by Merry Land's Board of Trustees.

     The reports of Arthur Andersen on the consolidated financial statements of Merry Land for the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     During Merry Land's fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through August 6, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal years ended December 31, 2001 and 2000, or the subsequent interim period through August 6, 2002.

     Merry Land has provided Arthur Andersen LLP with a copy of the disclosures in this filing and requested Arthur Andersen LLP to furnish a letter addressed to the Commission stating whether it agrees with the statements in the three preceding paragraphs. We were notified by the Securities and Exchange Commission on August 5, 2002 that Arthur Andersen LLP had informed them that it is no longer able to provide Merry Land audit services, as a result, effectively terminating their relationship with us. It is our understanding that Arthur Andersen LLP would be unable to provide a letter stating agreement with the disclosure.

     During Merry Land's fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through August 6, 2002, Merry Land did not consult with Deloitte & Touche regarding the application of Merry Land's accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

SIGNATURES





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 6, 2002

MERRY LAND PROPERTIES, INC.



By: /s/ Dorrie E. Green
------------------------
    Dorris E. Green
Chief Financial Officer